Exhibit 12

U.S. WELL SERVICES, INC.

____________________

CERTIFICATE OF DESIGNATIONS

Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

____________________

SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK

(Par Value $0.0001 Per Share)

U.S. Well Services, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Second Amended and Restated Certificate of Incorporation of the Corporation (as amended from time to time in accordance with its terms and the General Corporation Law, the “Certificate of Incorporation”), which authorizes the Board of Directors, by resolution, to provide out of the unissued shares of the preferred stock (the “Preferred Stock”) for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights (if any), designations, powers, preferences and relative, participating, optional, special and other rights (if any) of each such series and any qualifications, limitations and restrictions thereof, and in accordance with the provisions of Section 151 of the General Corporation Law, the Board of Directors duly adopted on March 30, 2020 the following resolution:

RESOLVED, that the rights, powers and preferences, and the qualifications, limitations and restrictions, of the Series B Preferred Stock as set forth in the Certificate of Designations are hereby approved and adopted by the Board and Series B Preferred Stock is hereby authorized out of the Corporation’s authorized preferred stock, par value $0.0001 per share; and the form, terms and provisions of the Certificate of Designations are hereby approved, adopted, ratified and confirmed in all respects as follows:

1.	General.

(a)   The shares of such series shall be designated the Series B Redeemable Convertible Preferred Stock (hereinafter referred to as the “Series B Preferred Stock”). Concurrently with the adoption of this Certificate of Designations, the Board of Directors is authorizing warrants to acquire shares of Class A Common Stock (as defined below).

(b)   Each share of Series B Preferred Stock shall be identical in all respects with the other shares of Series B Preferred Stock.

(c)   The authorized number of shares of Series B Preferred Stock shall initially be 22,050, which number may from time to time be increased or decreased by resolution of the Board of Directors as permitted by the General Corporation Law.

(d)  For purposes of this Certificate of Designations, “Capital Stock” of any person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person. The Series B Preferred Stock shall, with respect to dividend rights and rights upon a liquidation, winding-up or dissolution of the Corporation, rank:

(i)   senior to the Class A Common Stock, par value $0.0001 per share, of the Corporation (“Class A Common Stock”), the Class B Common Stock, par value $0.0001 per share, of the Corporation (“Class B Common Stock”), and any other class or series of Capital Stock of the Corporation, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series B Preferred Stock with respect to dividend rights or rights upon a liquidation, winding-up or dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Junior Stock”);

(ii)   on a parity with (A) the Corporation’s Series A Redeemable Convertible Preferred Stock, par value $0.0001 (the “Series A Preferred Stock”), and (B) any class or series of Capital Stock of the Corporation, the terms of which provide that such class or series ranks on a parity with the Series B Preferred Stock with respect to dividend rights or rights upon a liquidation, winding-up or dissolution of the Corporation (collectively the Series A Preferred Stock and such Capital Stock, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Parity Stock”); and

(iii)   junior to any class or series of Capital Stock of the Corporation (other than Class A Common Stock and Class B Common Stock), the terms of which expressly provide that such class or series ranks senior to the Series B Preferred Stock with respect to dividend rights or rights upon a liquidation, winding-up or dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Senior Stock”).

(e)   For purposes of this Certificate of Designations, the following terms have meanings set forth in the Section indicated:

Term	Section
ABL Credit Agreement	Section 7(n)
Authorized Share Amount	Section 5(a)
Board of Directors	Preamble
Business Day	Section 4(b)
Capital Stock	Section 1(d)
Certificate of Incorporation	Preamble
Change of Control	Section 8(b)(iv)
Change of Control Cash Redemption Amount	Section 8(b)(i)
Class A Common Stock	Section 1(d)(i)
Class B Common Stock	Section 1(d)(i)
CoC Forced Conversion	Section 7(d)

Term	Section
Section 8(b)(ii) Section 8(b)(iii)
Conversion Notice	Section 7(a)
Conversion Price	Section 7(a)
Conversion Ratio	Section 7(a)
Corporation	Preamble
Corporation Event	Section 7(h)
Credit Facilities	Section 7(k)
Delisted Period	Section 7(b)
Dispute Notice	Section 8(b)(v)
Dividend Payment Date	Section 2(a)
Dividend Period	Section 2(a)
Fair Market Value	Section 8(b)(v)
FMV Determination Notice	Section 8(b)(v)
General Corporation Law	Preamble
Independent Appraiser	Section 8(b)(v)
Issuance Date	Section 2(a)
Issuer Conversion Notice	Section 7(b)
Issuer Forced Conversion	Section 7(b)
Junior Stock	Section 1(d)(i)
Liquidation	Section 3(a)
Liquidation Distribution	Section 3(a)
Liquidation Preference	Section 3(a)
Measurement Period	Section 7(b)
National Securities Exchange	Section 7(b)
Optional Holder Conversion	Section 7(a)
Parity Stock	Section 1(d)(ii)
Permitted Holder	Section 8(b)(iv)
PIK Accrual	Section 2(d)
Preferred Stock	Preamble
Redemption Notice	Section 8(a)
Redemption Price	Section 8(a)
Senior Stock	Section 1(d)(iii)
Series A Preferred Stock	Section 1(d)(ii)
Series B Dividend	Section 2(a)
Series B Dividend Rate	Section 2(a)
Series B Preferred Stock	Section 1(a)
Series B Representative	Section 8(b)(v)
Term Loan Credit Agreement	Section 7(k)

2.	Dividends.

(a)   Holders of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, and the Corporation shall pay, out of funds lawfully available therefor, cumulative dividends at the rate per share of Series B Preferred Stock equal to the Series B Dividend Rate (the “Series B Dividend”). The “Series B Dividend Rate” shall mean (i) for the period commencing on the closing date of the issuance of the shares of Series B Preferred Stock (the “Issuance Date”) and ending on May 24, 2021, 12.00% per annum on the then-applicable Liquidation Preference (as defined herein) per share of Series B Preferred Stock, and (ii) from and after May 24, 2021, 16.00% per annum on the then-applicable Liquidation Preference per share of Series B Preferred Stock. The period from the Issuance Date to and including May 24, 2020 and each period from but excluding a Dividend Payment Date to and including the following Dividend Payment Date is herein referred to as a “Dividend Period.” “Dividend Payment Date” shall mean February 24, May 24, August 24 and November 24 of each year, commencing on May 24, 2020.

(b)  Series B Dividends shall be payable quarterly or in arrears at the Series B Dividend Rate and shall compound quarterly and accumulate, whether or not earned or declared, from the most recent date on which dividends have been paid, or, if no dividends have been paid, from the Issuance Date.

(c)   If a Series B Dividend is declared by the Board of Directors, then such Series B Dividend shall be paid in cash. The Board of Directors shall not be required to declare any Series B Dividends, and any declaration of a Series B Dividend shall be solely at the discretion of the Board of Directors of the Corporation.

(d)   If a cash dividend is not declared and paid in cash on a Dividend Payment Date, then in full discharge of any accrual of cash dividends for such Dividend Period, the Liquidation Preference of each outstanding share of Series B Preferred Stock, regardless of its date of issue, shall automatically increase on such Dividend Payment Date by an amount equal to the Series B Dividend Rate multiplied by the Liquidation Preference in effect immediately after the immediately prior Dividend Payment Date (or the Issuance Date in respect of the first Dividend Period) (such automatic increase, the “PIK Accrual”).

(e)   All cash dividends paid or declared for payment on a dividend payment date with respect to the Series B Preferred Stock and the Parity Stock shall be shared pro rata based on the then-current dividends due on shares of Series B Preferred Stock and (i) in the case of any series of non-cumulative Parity Stock, the aggregate of the current and unpaid dividends due on such series of Parity Stock, and (ii) in the case of any series of cumulative Parity Stock, the aggregate of the current and accumulated and unpaid dividends due on such series of Parity Stock.

(f)   Holders of Series B Preferred Stock shall fully participate, on an as-converted basis, in any dividends declared and paid or distributions on Class A Common Stock as if the Series B Preferred Stock were converted into shares of Class A Common Stock as of the record date for such dividend or distribution, at the Conversion Rate in effect on such record date.

3.	Liquidation.

(a)   Prior to conversion pursuant to Section 7, in the event of a liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (a “Liquidation”), after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of Series B Preferred Stock shall be entitled to receive, in respect of any shares of Series B Preferred Stock held by them, out of assets of the Corporation available for distribution to stockholders of the Corporation or their assignees, and subject to the rights of any outstanding shares of Senior Stock and before any amount shall be distributed to the holders of Junior Stock, a liquidating distribution (the “Liquidation Distribution”) in an amount equal to the greater of (i) the then-applicable Liquidation Preference, including, for the avoidance of doubt, any adjustment for a PIK Accrual, and (ii) the amount such holder of Series B Preferred Stock would have been entitled to receive had such holder converted its shares of Series B Preferred Stock into shares of Class A Common Stock at the then-applicable Conversion Ratio immediately prior to such Liquidation. The “Liquidation Preference” shall equal $1,000 per share of Series B Preferred Stock, which amount shall be adjusted as the result of any PIK Accrual and as otherwise set forth herein. If, upon a Liquidation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the then outstanding shares of Series B Preferred Stock and the holders of any shares of Parity Stock ranking on a parity with the Series B Preferred Stock with respect to any distribution of assets upon Liquidation are insufficient to pay in full the amount of all such Liquidation Preference payable with respect to the Series B Preferred Stock and any such Parity Stock, then the holders of Series B Preferred Stock and such Parity Stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

(b)  The Corporation shall provide the holders of Series B Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein with written notice of (i) any voluntary Liquidation promptly after such Liquidation has been approved by the Board of Directors and at least five (5) days prior to the effective date of such Liquidation and (ii) any involuntary Liquidation promptly upon the Corporation becoming aware of any instituted proceeding in respect thereof. Such notice shall state a distribution or payment date, the amount of the Liquidation Preference and the place where the Liquidation Preference shall be distributable or payable.

(c)   After the payment in cash or proceeds to the holders of shares of the Series B Preferred Stock of the full amount of the Liquidation Distribution with respect to outstanding shares of Series B Preferred Stock, the holders of outstanding shares of Series B Preferred Stock shall have no right or claim, based on their ownership of shares of Series B Preferred Stock, to the remaining assets of the Corporation, if any. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in the good faith reasonable discretion of the Board of Directors or liquidating trustee, as the case may be.

4.	Voting.

(a)   General. Except as otherwise required by the General Corporation Law, other applicable law, the Certificate of Incorporation, or this Certificate of Designations, holders of Series B Preferred Stock shall not be entitled to any vote on matters submitted to the Corporation’s stockholders for approval. In any case in which the holders of the Series B Preferred Stock shall be entitled to vote pursuant to the General Corporation Law, other applicable law, the Certificate of Incorporation, or this Certificate of Designations, each holder of Series B Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote per share of Series B Preferred Stock.

(b)  Protective Provisions. In addition to any vote required by the General Corporation Law, other applicable law, the Certificate of Incorporation, or this Certificate of Designations, for so long as any of the shares of Series B Preferred Stock shall remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, take any of the following actions, including whether by amendment, merger, consolidation or otherwise, without (in addition to any other vote required by the General Corporation Law, other applicable law, the Certificate of Incorporation, or this Certificate of Designations), the written consent or affirmative vote of the holders of at least sixty-five percent (65%) of the then outstanding shares of Series B Preferred Stock voting as a separate class to:

(i)    authorize or create, or increase the authorized amount of, or issue any class or series of Senior Stock, or reclassify or amend the provisions of any existing class of securities of the Corporation into shares of Senior Stock;

(ii)   authorize, create or issue any stock or debt instrument or other obligation that is convertible or exchangeable into shares of its Senior Stock (or that is accompanied by options or warrants to purchase such Senior Stock);

(iii)   amend, alter or repeal any provision of the Certificate of Incorporation or this Certificate of Designations, in either case, in a manner that adversely affects the rights, preferences, privileges or powers of the Series B Preferred Stock;

(iv)    declare or pay any dividends or other distributions in cash or property with respect to its Capital Stock (other than dividends or other distributions of cash or property paid on the Series B Preferred Stock or Parity Stock in accordance with their respective certificates of designation);

(v)  redeem, repurchase, recapitalize or acquire shares of its Class A Common Stock or other Junior Stock (other than with respect to customary repurchase rights or tax withholding arrangements with respect to equity awards or benefit plans and the exchange of outstanding warrants consistent with past practice or as contemplated by the Certificate of Incorporation as in effect on the date hereof with respect to the Class B Common Stock);

(vi)    redeem, repurchase, recapitalize or acquire shares of its Parity Stock other than (A) pro rata offers to purchase all, or a pro rata portion, of the Series B Preferred Stock and such Parity Stock, (B) as a result of a reclassification of Parity Stock for or into other Parity Stock, (C) the exchange or conversion of Parity Stock for or into other Parity Stock or Junior Stock, (D) the purchase of fractional interests in shares of Parity Stock pursuant to the conversion or exchange provisions of such Parity Stock or the security being converted or exchanged or (E) in accordance with mandatory redemption obligations set forth in their respective certificates of designation; or

(vii)     notwithstanding anything to the contrary herein, repurchase, recapitalize or acquire shares of its Capital Stock in a transaction that would be treated, in whole or in part, as a dividend for U.S. federal income tax purposes (unless such redemption, repurchase, recapitalization or acquisition, based on the Corporation’s reasonable determination, is an isolated transaction within the meaning of U.S. Treasury Regulations Section 1.305-3(b)(3) or is in connection with a Change of Control).

If the Corporation shall propose to take any action enumerated above in clauses (i) through (vii) of this Section 4(b) then, and in each such case, the Corporation shall give notice of such proposed action to each holder of record of the shares of Series B Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein. Such notice shall specify, inter alia (x) the proposed effective date of such action; (y) the date on which a record is to be taken for the purposes of such action, if applicable; and (z) the other material terms of such action. Such notice shall be given at least ten (10) calendar days prior to the applicable date or effective date specified above. For the purposes of this Certificate of Designations, “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions in Houston, Texas or New York, New York are authorized or required by law to close. If at any time the Corporation shall cancel any of the proposed actions for which notice has been given under this Section 4(b) prior to the consummation thereof, the Corporation shall give prompt notice of such cancellation to each holder of record of the shares of Series B Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein. For the avoidance of doubt, if a holder of record of shares of Series B Preferred Stock does not respond to the aforementioned notice, such non-response shall in no way be deemed to constitute the written consent or affirmative vote of such holder regarding any of the aforementioned actions in this Section 4(b) or described within such notice.

5.	Reservation of Class A Common Stock.

(a)   At any time that any Series B Preferred Stock is outstanding, the Corporation shall from time to time take all lawful action within its control to cause the authorized capital stock of the Corporation to include a number of authorized but unissued shares of Class A Common Stock equal to the Conversion Ratio multiplied by the number of shares of outstanding Series B Preferred Stock, which equals 71,590,909 shares as of the date hereof (the “Authorized Share Amount”) (for the avoidance of doubt, taking into account any other obligations of the Corporation to reserve Class A Common Stock upon the conversion, exchange or exercise of other securities of the Corporation, including, without limitation, any warrants to acquire shares of Class A Common Stock, such that any other reservation may not be counted toward the reservation of Class A Common Stock hereunder).

(b)  If (i) the Class A Common Stock is listed on a national securities exchange and (ii) any shares of Class A Common Stock to be reserved for the purpose of conversion of the Series B Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, then the Corporation shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6.	Certificates.

(a)  The Series B Preferred Stock shall be evidenced by certificates in such form as the Board of Directors may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other stock; unless and until the Board of Directors determines to assign the responsibility to another person, Continental Stock Transfer & Trust Company will act as the registrar and transfer agent for the Series B Preferred Stock. The certificates evidencing Series B Preferred Stock shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Class A Common Stock or Class B Common Stock, or any other security of the Corporation.

(b)  The certificate(s) representing the Series B Preferred Stock may be imprinted with a legend in substantially the following form:

“THE SECURITIES IDENTIFIED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.”

7.	Conversion.

(a)   Each holder of Series B Preferred Stock shall have the option from time to time, exercisable by delivery of written notice to the Corporation substantially in the form attached hereto as Annex A-1 (the “Conversion Notice”), to convert all or a portion of such holder’s shares of Series B Preferred Stock into Class A Common Stock at the Conversion Ratio (an “Optional Holder Conversion”); provided that the Corporation shall not be required to honor such request if (i) such holder has previously delivered a Conversion Notice, in respect of an Optional Holder Conversion, during the same fiscal quarter or (ii) such Optional Holder Conversion does not involve an underlying conversion value of Class A Common Stock of at least $1,000,000 based on the Liquidation Preference on the date of the Conversion Notice (unless such lesser amount relates to all of a holder’s and its affiliates’ Series A Preferred Stock). The “Conversion Ratio” means, for each share of Series B Preferred Stock, the quotient of (i) the Liquidation Preference as of the date of the conversion and (ii) the then applicable Conversion Price. The “Conversion Price” shall initially be $0.308, which may be adjusted from time to time as set forth herein.

(b)  Following the third anniversary of the Issuance Date, if (i) the closing price of the Class A Common Stock reported by the principal national securities exchange on which the Class A Common Stock is then listed for trading (the “National Securities Exchange”) is greater than one hundred thirty percent (130%) of the Conversion Price for twenty (20) trading days during any (30) consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Corporation provides the Issuer Conversion Notice as set forth below (the “Measurement Period”), (ii) the average daily trading volume of the Class A Common Stock on the National Securities Exchange exceeded 250,000 for twenty (20) trading days during the Measurement Period (including the last day of such period) and (iii) the Corporation has an effective registration statement on file with the Securities and Exchange Commission covering resales of the underlying Class A Common Stock to be received upon any such conversion, then the Corporation shall have the option from time to time, exercisable by delivery of written notice to the record holders of the shares of Series B Preferred Stock as of the date of such notice at the address of said holder shown on the stock books of the Corporation substantially in the form attached hereto as Annex A-2 (the “Issuer Conversion Notice”), to convert some or all of the outstanding shares of Series B Preferred Stock into Class A Common Stock at the Conversion Ratio (an “Issuer Forced Conversion”) on a date specified in the Issuer Conversion Notice that is no later than the second Business Day following such Issuer Conversion Notice. If the Corporation elects to cause less than all the outstanding shares of the Series B Preferred Stock to be converted, the Corporation shall select the Series B Preferred Stock to be converted from each holder of Series B Preferred Stock appearing on the stock books of the Corporation on a pro rata basis. This Section 7(b) shall have no force and effect during any period in which the Class A Common Stock is not listed on any national securities exchange (such time, a “Delisted Period”).

(c)  [Reserved.]

(d)  For so long as (x) the Term Loan Credit Agreement is in effect, upon the occurrence of a Change of Control prior to the one hundred eighty first (181st) day following the Term Loan Maturity Date (as defined in the Term Loan Credit Agreement in effect as of the date hereof) and prior to a Repayment Event (as defined in the Term Loan Credit Agreement) and (y) the ABL Credit Agreement is in effect, upon the occurrence of a Change of Control prior to the one hundred eighty first (181st) day following the Maturity Date (as defined in the ABL Credit Agreement in effect on the date hereof) and the repayment in full of the Obligations and termination of all Commitments (as each term is defined in the ABL Credit Agreement in effect as of the date hereof), the Corporation shall have the option, exercisable by delivery of an Issuer Conversion Notice at least one Business Day prior to such Change of Control, to convert on a date specified in such Issuer Conversion Notice no later than the second Business Day following such Issuer Conversion Notice some or all of the outstanding shares of Series B Preferred Stock into Class A Common Stock at the Conversion Ratio as of the date of such conversion (such a conversion, a “CoC Forced Conversion”); provided, however, that if in connection with the consummation of any CoC Forced Conversion pursuant to this Section 7(d) or Section 8(b)(ii) or Section 8(b)(iii) below the Conversion Ratio applicable to such conversion is less than the quotient of (i) the Liquidation Preference for such Series B Preferred Stock as of the date of such conversion and (ii) either (x) the volume-weighted average trading price of the Class A Common Stock on the National Securities Exchange for the thirty (30) trading day period (including the last day of such period) immediately preceding the date of such Issuer Conversion Notice or (y) if the CoC Forced Conversion occurs during a Delisted Period, then the Fair Market Value of the Class A Common Stock immediately preceding the date of such Issuer Conversion Notice, then in addition to any vote required by the General Corporation Law, other applicable law, the Certificate of Incorporation, or this Certificate of Designations, for so long as any of the shares of Series B Preferred Stock remain outstanding, the Corporation shall not take any affirmative action to approve or consummate such Change of Control without either the written consent or affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock voting as a separate class.

(e)   In the event a holder of shares of the Series B Preferred Stock has elected an Optional Holder Conversion pursuant to Section 7(a), or in the event the Corporation has elected an Issuer Forced Conversion pursuant to Section 7(b) above or a CoC Forced Conversion pursuant to Section 7(d) above or Section 8(b)(ii) or Section 8(b)(iii), the Corporation shall deliver, no later than two Business Days following the conversion date, a number of shares of Class A Common Stock equal to the Conversion Ratio.

(f)   Any Class A Common Stock delivered as a result of conversion pursuant to this Section 7 shall be validly issued, fully paid and non-assessable, free and clear of any preemptive right, liens, claims, rights or encumbrances other than those arising under the General Corporation Law, the Amended and Restated Bylaws of the Corporation or, if a conversion occurs during a Delisted Period, transfer restrictions under the Securities Act and state securities laws. Immediately following the settlement of any conversion, if any, the rights of the holders of converted Series B Preferred Stock shall cease and the persons entitled to receive shares of Class A Common Stock upon the conversion of shares of Series B Preferred Stock shall be treated for all purposes as having become the owners of such shares of Class A Common Stock. Concurrently with such conversion, the converted shares of Series B Preferred Stock shall cease to be outstanding, shall be canceled and the shares of Series B Preferred Stock formerly designated pursuant to this Certificate of Designations shall be restored to authorized but unissued shares of Preferred Stock.

(g)  If, after the Issuance Date, the Corporation (i) makes a distribution on its Class A Common Stock in cash, securities (including Class A Common Stock) or other property or assets, (ii) subdivides or splits its outstanding Class A Common Stock into a greater number of Class A Common Stock, (iii) combines or reclassifies its Class A Common Stock into a smaller number of Class A Common Stock or (iv) issues by reclassification of its Class A Common Stock any securities (including any reclassification in connection with a merger, consolidation or business combination in which the Corporation is the surviving person or another constituent corporation is issuing equity securities in exchange for Class A Common Stock), then the Conversion Price in effect at the time of the record date for such distribution or of the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Series B Preferred Stock after such time shall entitle the holder to receive the aggregate number of Class A Common Stock (or shares of any securities into which such shares of Class A Common Stock would have been combined, consolidated, merged, reclassified or exchanged pursuant to clauses (iii) and (iv) above) that such holder would have been entitled to receive if the Series B Preferred Stock had been converted into Class A Common Stock immediately prior to such record date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Corporation is the surviving person or another constituent corporation is issuing equity securities in exchange for Class A Common Stock, the Corporation shall provide effective provisions to ensure that the provisions in this Certificate of Designations relating to the Series B Preferred Stock shall not be abridged or amended and that the Series B Preferred Stock shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series B Preferred Stock had immediately prior to such transaction or event either in the Corporation if the surviving corporation or in the constituent corporation. An adjustment made pursuant to this Section 7(g) shall become effective immediately after the record date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Corporation is the surviving person or a constituent corporation) or split. Such adjustment shall be made successively whenever any event described above shall occur.

(h)  At least fifteen (15) days prior to the consummation of any recapitalization, reorganization, consolidation, Change of Control, spin-off or other business combination (not otherwise addressed in Section 7(g) above) (a “Corporation Event”), the Corporation shall notify each holder of Series B Preferred Stock of such event (such notice to set forth in reasonable detail the material terms and conditions of such Corporation Event and the securities, cash or other assets, if any, which a holder of Series B Preferred Stock and Class A Common Stock (each on a per share basis) would receive upon the consummation of such event, to the extent known by the Corporation at the time); provided that the Corporation shall not be obligated to provide any holder with information that is otherwise not publicly available.

(i)  Notwithstanding any of the other provisions of this Section 7, no adjustment shall be made to the Conversion Price pursuant to Section 7(g) as a result of any of the following:

(i)   the grant of Class A Common Stock or options, warrants or rights to purchase Class A Common Stock to employees, officers or directors of the Corporation or its subsidiaries, under compensation plans and agreements approved in good faith by the Board of Directors; provided, that in the case of options, warrants or rights to purchase Class A Common Stock, the exercise price per Class A Common Stock shall not be less than the closing price of the Class A Common Stock (as reported by the National Securities Exchange) or, during a Delisted Period, the Fair Market Value, on the date such option, warrant or other right is issued;

(ii)   the issuance of any Class A Common Stock as all or part of the consideration to effect (A) the closing of any acquisition by the Corporation of assets of a third party in an arm’s-length transaction or (B) the consummation of a merger, consolidation or other business combination of the Corporation with another entity in which the Corporation survives and the Class A Common Stock remain outstanding to the extent such transaction(s) is or are validly approved by the vote or consent of the Board of Directors;

(iii)   without duplication of Section 7(i)(i) above, the issuance of options, warrants or other rights to purchase Class A Common Stock, or securities exercisable or convertible into or exchangeable for Class A Common Stock (or options, warrants or other rights to purchase any such securities that are exercisable or convertible into or exchangeable for Class A Common Stock, in each case, that are outstanding on the Issuance Date (including, for the avoidance of doubt, the warrants exercisable for Class A Common Stock outstanding on the Issuance Date)); and

(iv)    the issuance of securities for which an adjustment is made under another provision of this Section 7.

(j)  Upon any adjustment to the Conversion Price pursuant to this Section 7, the Corporation promptly shall deliver to each holder of Series B Preferred Stock a certificate signed by an appropriate officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

(k)   The Corporation shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise, property or similar taxes, that may be payable in respect of any issue or delivery of Class A Common Stock on conversion of Series B Preferred Stock pursuant hereto. However, the holder of any Series B Preferred Stock shall pay any tax that is due because Class A Common Stock issuable upon conversion thereof are issued in a name other than such holder’s name.

(l)  No fractional Class A Common Stock shall be issued upon the conversion of any Series B Preferred Stock. All Class A Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional stock. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a Class A Common Stock, the Corporation shall not issue a fractional Class A Common Stock but shall round the fractional Class A Common Stock to the nearest whole Class A Common Stock (and a 0.5 of a share of Class A Common Stock shall be rounded up to the next higher share of Class A Common Stock).

(m)    The Corporation agrees that it will act in good faith to make any adjustment(s) required by this Section 7 equitably and in such a manner as to afford the holders of Series B Preferred Stock the benefits of the provisions hereof, and will not intentionally take any action to deprive such holders of the express benefit hereof.

(n)  Notwithstanding anything in this Section 7 to the contrary, if a proposed conversion would require approvals under, or conflict with, the terms of (i) the Senior Secured Term Loan Credit Agreement, dated May 7, 2019, by and among the Corporation, USWS Holdings, LLC, U.S. Well Services, LLC, the guarantors and initial lenders named therein and CLMG Corp, in effect as of the date hereof (the “Term Loan Credit Agreement”), or (ii) the terms of the ABL Credit Agreement dated as of May 7, 2019 among the Corporation, USWS Holdings, LLC, the lenders party thereto, Bank of America, N.A., as administrative agent, and the other parties thereto, in effect as of the date hereof (the “ABL Credit Agreement” and together with the Term Loan Credit Agreement, the “Credit Facilities”), such conversion shall be limited to the number of shares of Series B Preferred Stock that would not require any approvals or result in any conflicts.

8.	Redemption

(a)   Following eighteen (18) months after the Issuance Date, the Corporation has the option in its sole discretion, from time to time other than in connection with a Liquidation, to redeem all or a portion (but in no less than $1,000,000 increments based on the Liquidation Preference as of the date of the Redemption Notice (or such lesser amount to the extent the Redemption Notice relates to all of the outstanding shares of the Series B Preferred Stock)) of the then outstanding shares of Series B Preferred Stock, for an amount per share of Series B Preferred Stock equal to the Liquidation Preference as of the date of redemption (the “Redemption Price”), subject to a holder’s right to elect conversion set forth below. The Corporation may exercise its redemption option under this Section 8(a) by delivery of written notice to the holders of shares of the Series B Preferred Stock in the form attached as Annex B (the “Redemption Notice”) , provided, however, that the holders of Series B Preferred Stock shall have five Business Days from the date of receipt of any such Redemption Notice to, in lieu of being paid the cash Redemption Price, elect to convert the shares of Series B Preferred Stock subject to such Redemption Note in accordance with Section 7(a). Such redemption shall be completed on a date specified in the Redemption Notice, which shall be not less than 10 and not more than 20 Business Days following the date of the Redemption Notice. If the Corporation redeems only a portion of the then outstanding shares of Series B Preferred Stock, the shares of Series B Preferred Stock subject to such redemption shall be allocated pro rata among the outstanding shares of Series B Preferred Stock.

(b)  Change of Control.

(i)    For so long as (x) the Term Loan Credit Agreement is in effect, upon the occurrence of a Change of Control prior to the one hundred eighty first (181st) day following the Term Loan Maturity Date (as defined in the Term Loan Credit Agreement in effect as of the date hereof) and prior to a Repayment Event (as defined in the Term Loan Credit Agreement) or (y) the ABL Credit Agreement is in effect, upon the occurrence of a Change of Control prior to the one hundred eighty first (181st) day following the Maturity Date (as defined in the ABL Credit Agreement in effect on the date hereof) and the repayment in full of the Obligations and termination of all Commitments (as each term is defined in the ABL Credit Agreement in effect as of the date hereof), at the option of the Corporation, either (A) the Corporation shall convert all or part of the outstanding Series B Preferred Stock pursuant to, and subject to any vote required by, Section 7(d) or (B) each holder of Series B Preferred Stock shall have their shares of Series B Preferred Stock redeemed in exchange for a cash payment per share of Series B Preferred Stock held by such holder equal to the greater of (1) the Liquidation Preference as of the date of such payment and (2) the amount such holder would have been entitled to receive in or as a result of such Change of Control pursuant to the applicable merger or other acquisition agreement if, immediately prior to the record date for payments relating to such Change of Control, such share of Series B Preferred Stock had been converted into a number of shares of Class A Common stock equal to the Conversion Ratio at such time (such cash payment, the “Change of Control Cash Redemption Amount”); provided, however, that if in connection with the determination and payment of any Change of Control Cash Redemption Amount pursuant to this Section 8(b)(i) or Section 8(b)(ii) or Section 8(b)(iii) below the Conversion Ratio applicable to such determination is less than the quotient of (i) the Liquidation Preference for such Series B Preferred Stock as of the date of such payment and (ii) either (x) the volume-weighted average trading price of the Class A Common Stock on the National Securities Exchange for the thirty (30) trading day period (including the last day of such period) immediately preceding the date of such payment or (y) if such Change of Control occurs during a Delisted Period, then the Fair Market Value of the Class A Common Stock immediately preceding the date of such payment, then in addition to any vote required by the General Corporation Law, other applicable law, the Certificate of Incorporation, or this Certificate of Designations, for so long as any of the shares of Series B Preferred Stock remain outstanding, the Corporation shall not take any affirmative action to approve or consummate such Change of Control without either the written consent or affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock voting as a separate class.

(ii)   Upon the occurrence of (A) a Change of Control prior to the one hundred eightieth (180th) day following the Term Loan Maturity Date but after a Repayment Event or (B) a Change of Control at least one hundred eighty (180) days after the Term Loan Maturity Date, each holder of shares of Series B Preferred Stock shall, subject to any vote required under Section 8(b)(i), have their shares of Series B Preferred Stock redeemed in exchange for a cash payment per share of Series B Preferred Stock held by such holder equal to the Change of Control Cash Redemption Amount; provided, however, that if such redemption occurs during a Delisted Period and if the consideration issued to holders of the Class A Common Stock upon a Change of Control consists solely of (I) cash, (II) equity that is listed on a national securities exchange, or (III) a combination thereof, then, at the option of the Corporation, either (x) the Corporation shall, subject to any vote required under Section 8(b)(i), redeem all shares of Series B Preferred Stock by paying each holder a cash payment per share of Series B Preferred Stock held by such holder equal to the Change of Control Cash Redemption Amount or, (y) the Series B Preferred Stock shall, as of immediately prior to such Change of Control, and subject to any vote required under Section 7(d), convert into a number of shares of Class A Common Stock equal to the Conversion Ratio at such time (such a conversion, a “CoC Forced Conversion”).

(iii)    When the Term Loan Credit Agreement is not in effect, upon the occurrence of a Change of Control, each holder of shares of Series B Preferred Stock shall, subject to any vote required under Section 8(b)(i), have their shares of Series B Preferred Stock redeemed in exchange for a cash payment per share of Series B Preferred Stock held by such holder equal to the Change of Control Cash Redemption Amount; provided, however, that if such redemption occurs during a Delisted Period and if the consideration issued to holders of the Class A Common Stock upon a Change of Control consists solely of (I) cash, (II) equity that is listed on a national securities exchange, or (III) a combination thereof, then, at the option of the Corporation, either (x) the Corporation shall, subject to any vote required under Section 8(b)(i), redeem all shares of Series B Preferred Stock by paying each holder a cash payment per share of Series B Preferred Stock held by such holder equal to the Change of Control Cash Redemption Amount or, (y) the Series B Preferred Stock shall, as of immediately prior to such Change of Control, subject to any vote required under Section 7(d), convert into a number of shares of Class A Common Stock equal to the Conversion Ratio at such time (such a conversion, a “CoC Forced Conversion”).

(iv)  (A) a “Change of Control” means (1) the consummation of any transaction by the Corporation the result of which is that any person, other than any Permitted Holder, becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the voting stock of the Corporation, measured by voting power rather than number of shares, units or the like; provided that a transaction in which the Corporation becomes a subsidiary of another person shall not constitute a Change of Control if, immediately following such transaction, the persons who were beneficial owners of the voting stock of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, fifty percent (50%) or more of the total voting power of the voting stock of such other person of whom the Corporation has become a subsidiary or (2) the sale of all or substantially all of the Corporation’s assets; and (B) the “Permitted Holder” means any holder of shares of Series B Preferred Stock as of the Issuance Date and its affiliates.

(v)  “Fair Market Value” means the fair market value of the Class A Common Stock, as determined in good faith by the Board of Directors. Notwithstanding Section 7(h), the Corporation shall provide notice of the Board of Directors’ determination (together with reasonably supporting documentation as to such determination) as to Fair Market Value to each holder of the then outstanding shares of Series B Preferred Stock at least thirty (30) Business Days in advance of any Change of Control transaction that occurs during a Delisted Period and in which Fair Market Value is used (a “FMV Determination Notice”). Notwithstanding anything to the contrary in this clause (v), if the holders of at least seventy-five percent (75%) of the then outstanding shares of Series B Preferred Stock provide a written consent disputing the Board of Directors’ Fair Market Value determination (a “Dispute Notice”) within five (5) Business Days following delivery of a FMV Determination Notice, the Board of Directors and a holder of Series B Preferred Stock designated as the representative of the then outstanding shares of Series B Preferred Stock (the “Series B Representative”) shall attempt to agree on the Fair Market Value in good faith; provided, however, that if the Board of Directors and the Series B Representative are unable to agree upon the Fair Market Value within five (5) Business Days after delivery of a Dispute Notice, the Board of Directors and the Series B Representative shall submit the dispute to an internationally recognized independent investment bank or valuation firm selected by the Series B Representative from three such investment banks or valuation firms proposed by the Corporation (the “Independent Appraiser”). The Independent Appraiser’s determination as to the Fair Market Value shall be final, binding and conclusive for all purposes. The holders of the then outstanding shares of Series B Preferred Stock shall bear one hundred percent (100%) of the fees and expenses of the Independent Appraiser through a reduction in the Liquidation Preference of each share of Series B Preferred Stock that shall be equal to the quotient of the fees and expenses of the Independent Appraiser divided by the number of then outstanding shares of Series B Preferred Stock; provided, however, that if the appraised Fair Market Value as determined by the Independent Appraiser exceeds one hundred twenty-five percent (125%) of the Fair Market Value determined by the Board of Directors, no adjustment to the Liquidation Preference shall be made, and the Corporation shall pay one hundred percent (100%) of the fees and expenses of the Independent Appraiser.

9.	Additional Procedures.

(a)   In connection with any conversion pursuant to Section 7 or redemption in accordance with Section 8, the holder of Series B Preferred Stock must surrender the certificates, if any, representing such shares of Series B Preferred Stock (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation), and deliver transfer instruments reasonably satisfactory to the Corporation, at the principal office of the Corporation (or such other place mutually acceptable to the holder of Series B Preferred Stock and the Corporation). Upon surrender of a certificate that is to be redeemed or converted in part pursuant to this Certificate of Designation, the Corporation shall execute and deliver to the holder of such certificate a new certificate representing the number of Series B Preferred Stock that are not so redeemed or converted.

(b)  On the date of a conversion or redemption hereof, as applicable, with respect to any share of Series B Preferred Stock, certificates representing the number of shares of Class A Common Stock into which the applicable shares of Series B Preferred Stock are converted shall be promptly issued and delivered to the holder of Series B Preferred Stock thereof or such holder’s designee (or cash shall be paid to an account designated by such person) upon presentation and surrender of the certificate, if any, evidencing the Series B Preferred Stock (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation) to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes, if any, allocable to such holder.

10.	No Other Rights.

The shares of Series B Preferred Stock shall not have any powers, designations, preferences or relative, participating, optional, or other special rights, nor shall there be any qualifications, limitations or restrictions or any powers, designations, preferences or rights of such shares, other than as set forth herein or in the Certificate of Incorporation, or as may be provided by law.

11.	Other Provisions.

(a)  The shares of Series B Preferred Stock shall not be subject to the operation of any retirement or sinking fund.

(b)  In case any one or more of the provisions contained in this Certificate of Designations shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Furthermore, in lieu of any such invalid, illegal or unenforceable provision, there shall be added automatically as a part of this Certificate of Designations a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be legal, valid and enforceable, unless the requisite parties separately agree to a replacement provision that is valid, legal and enforceable.

(c)  Any payments, issuances or distributions required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. All payments required hereunder shall be made by wire transfer of immediately available funds in United States Dollars to the holders in accordance with the payment instructions as such holders may deliver by written notice to the Corporation from time to time.

12.	Effective Date.

This Certificate of Designations shall become effective on March 31, 2020.

[The Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, U.S. Well Services, Inc. has caused this Certificate of Designations to be duly executed this 30th day of March, 2020.

U.S. WELL SERVICES, INC.

By:	/s/ Kyle O’Neill
Kyle O'Neill
Chief Financial Officer

[Signature Page to Certificate of Designations]

Annex A-1

Conversion Notice

The undersigned holder of Series B Preferred Stock hereby irrevocably elects to convert the number of shares of Series B Preferred Stock indicated below pursuant to Section 7(a) of the Certificate of Designations, represented by stock certificate No(s). [_____], into shares of Class A Common Stock at the Conversion Ratio. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designations of Series B Redeemable Convertible Preferred Stock, filed by U.S. Well Services, Inc. on March 31, 2020 (the “Certificate of Designations”).

Conversion Calculations:

Number of shares of Series B Preferred Stock owned prior to conversion: [_____]

Number of shares of Series B Preferred Stock to be converted: [_____]

Number of shares of Class A Common Stock to be issued: [_____]

Address for delivery of physical certificates: [_____]

[HOLDER]

By:
Name:
Title:
Date:

Annex A-2

Issuer Conversion Notice

U.S. Well Services, Inc., a Delaware corporation, hereby irrevocably elects to convert the number of shares of Series B Preferred Stock held by you indicated below, represented by stock certificate No(s). [_____], into shares of Class A Common Stock at the [Conversion Ratio]1 on the date set forth below pursuant to [Section 7(b)][Section 7(d)] of the Certificate of Designations. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designations of Series B Redeemable Convertible Preferred Stock, filed by U.S. Well Services, Inc. on March 31, 2020 (the “Certificate of Designations”).

Holder: [_____]

Conversion Calculations:

Number of Shares of Series B Preferred Stock owned by you prior to conversion: [_____]

Number of shares of Series B Preferred Stock owned by you to be converted: [_____]

U.S. WELL SERVICES, INC.

By:
Name:
Title:
Date:

1 Insert if conversion is pursuant to Section 7(b).

Annex B

Redemption Notice

U.S. Well Services, Inc., a Delaware corporation, hereby irrevocably elects to redeem the number of shares of Series B Preferred Stock held by you indicated below, represented by stock certificate No(s). [_____], on the date set forth below. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designations of Series B Redeemable Convertible Preferred Stock, filed by U.S. Well Services, Inc. on March 31, 2020.

Holder: [_____]

Date of redemption: [_____]

Redemption Calculations:

Number of Shares of Series B Preferred Stock owned by you prior to redemption: [_____]

Number of shares of Series B Preferred Stock owned by you to be redeemed: [_____]

Redemption Price: [___]

Elect a Single Form of Payment of Redemption Price:

___ Cash (Cash payment to be made to you: [_____])

U.S. WELL SERVICES, INC.

By:
Name:
Title:
Date: